UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2021

PROPHASE LABS, INC.

(Exact name of Company as specified in its charter)

Delaware	000-21617	23-2577138
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

711 Stewart Avenue Garden City, New York	11530
(Address of principal executive offices)	(Zip Code)

Company’s telephone number, including area code: (215) 345-0919

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Exchange Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.0005	PRPH	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry into a Material Definitive Agreement.

On January 5, 2021, ProPhase Labs, Inc. (the “Company”) entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain accredited investors and qualified institutional buyers (the “Purchasers”), pursuant to which the Company agreed to issue and sell to the Purchasers an aggregate of (i) 550,000 shares (the “Shares”) of its common stock, par value $0.0005 per share (the “Common Stock”), and (ii) warrants to purchase up to 275,000 shares of Common Stock (the “Warrants”) in a registered direct offering (the “Registered Direct Offering”).

The Shares are being sold at a purchase price of $10.00 per share. Each Warrant has an exercise price equal to $11.00 per share of Common Stock, will be exercisable at any time and from time to time, subject to certain conditions described in the Warrant, after the date of issuance, and will expire on the date that is three years from the date of issuance. The Shares and the Warrants are immediately separable and will be issued separately.

The Shares and Warrants (and shares issuable upon exercise of the Warrants) are being offered by the Company pursuant to its shelf registration statement on Form S-3 (File No. 333-225875) filed with the Securities and Exchange Commission (the “Commission”) on June 25, 2018, which was declared effective on July 5, 2018 (the “Registration Statement”), and a prospectus supplement to the Registration Statement filed with the Commission on January 7, 2021.

The closing of the Registered Direct Offering is expected to occur on January 7, 2021, subject to customary closing conditions. The Company expects the aggregate net proceeds from the offering, after deducting estimated offering expenses, to be approximately $5.45 million. The Company intends to use the aggregate net proceeds for working capital and other general corporate purposes.

The Securities Purchase Agreement contains customary representations, warranties and agreements by the Company and customary conditions to closing.

The foregoing description of the material terms of the Securities Purchase Agreement and the Warrants does not purport to be complete and is qualified in its entirety by reference to the full text of the Securities Purchase Agreement and form of Warrant, copies of which are filed herewith as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

The representations, warranties and covenants contained in the Securities Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Securities Purchase Agreement and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Securities Purchase Agreement is incorporated herein by reference only to provide investors with information regarding the terms of the Securities Purchase Agreement and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the Commission.

The legal opinion, including the related consent, of Reed Smith LLP relating to the issuance and sale of the Shares and the Warrants is filed as Exhibit 5.1 hereto.

This Current Report on Form 8-K does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements that involve risks and uncertainties, such as statements related to the amount of proceeds expected from the Registered Direct Offering and expected timing for the closing. The risks and uncertainties involved include the Company’s financial position, market conditions and other risks detailed from time to time in the Company’s periodic reports and other filings with the Commission. You are cautioned not to place undue reliance on forward-looking statements, which are based on the Company’s current expectations and assumptions and speak only as of the date of this Current Report on Form 8-K. The Company does not intend to revise or update any forward-looking statement in this Current Report on Form 8-K as a result of new information, future events or otherwise, except as required by law.

Item 8.01. Other Events.

On January 5, 2021, the Company issued a press release announcing the Registered Direct Offering. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

5.1	Opinion of Reed Smith LLP

10.1	Form of Securities Purchase Agreement dated January 5, 2021

10.2	Form of Warrant

23.1	Consent of Reed Smith LLP (included in Exhibit 5.1)

99.1	Press Release dated January 5, 2021

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ProPhase Labs, Inc.

By:	/s/ Monica Brady
Monica Brady
Chief Financial Officer

Date: January 7, 2021